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                                                                    EXHIBIT 99.1

[SCHAWK LOGO]




AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          INVESTORS:    KRISTINE WALCZAK
SR. VP AND CFO                                            312-726-3600
847-827-9494                                              KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM
                                            MEDIA:        KYRA KYLES
                                                          312-780-7208
                                                          KKYLES@DRESNERCO.COM


                SCHAWK ANNOUNCES INCREASED REVENUES AND EARNINGS
               IN FIRST QUARTER 2005 AND ISSUES GUIDANCE FOR 2005

         - Quarterly Revenue Up 151 Percent Reflecting Winnetts And Seven Worldwide Acquisitions And Strong Internal Growth

         -     Quarterly Operating Income Up 76 Percent

         -     Quarterly Earnings Per Share Up 38 Percent

         -     Guidance Targets $1.25 to $1.30 EPS For 2005

DES PLAINES, IL, APRIL 28, 2005--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported first-quarter 2005 results. Strong sales of graphic services to consumer products packaging clients and significant new consumer goods introductions drove organic growth that totaled
12.3 percent of revenues, and acquired companies increased total revenues by
138.8 percent during the quarter.

CONSOLIDATED RESULTS
The following results reflect the combined revenues of Schawk, Winnetts and Seven Worldwide, Inc. As previously disclosed, the Company completed the acquisition of certain assets of Weir Holdings Inc. (trade name "Winnetts") on December 31, 2004, and completed the acquisition of Seven Worldwide on January 31, 2005. Since a portion of the consideration for the Seven Worldwide acquisition included Schawk common stock, the Company's weighted average diluted shares outstanding totaled 25.7 million for the first quarter of 2005 versus
22.4 million in the same period last year.

Schawk reported net income of $5.6 million in the first quarter of 2005 compared with $3.6 million in the prior-year first quarter, an increase of 55.6 percent. First-quarter 2005 earnings were $0.22 per fully diluted share compared to $0.16 per fully diluted share in the first quarter of 2004, an increase of 37.5 percent.



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Schawk Inc. 2005 First-Quarter Results
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Schawk reported net sales of $130.8 million for the first quarter of 2005 compared to $52.1 million in the same quarter of 2004, a 151.1 percent increase. Winnetts contributed $9.9 million and Seven Worldwide contributed $62.4 million (February and March only) of net sales to first-quarter 2005 results. Gross margin for the first quarter decreased to 34.1 percent in 2005 from 39.9 percent in 2004, primarily due to lower margin business from Seven Worldwide and Winnetts.

Operating income for the first quarter of 2005 increased 75.8 percent to $10.9 million compared to $6.2 million in the first quarter of 2004, primarily due to continued strength in sales to consumer products packaging clients as well as operating income from the acquired companies. Operating margin was 8.3 percent in the first quarter of 2005 compared to 12.0 percent in the same period of 2004 primarily due to lower margin business from Seven Worldwide and Winnetts.

Other income (expense) for the first quarter of 2005 was $1.9 million of net other expense, a $1.4 million increase over the same period of 2004. First-quarter 2005 net other income (expense) included interest expense of $1.9 million, offset by $0.1 million of interest income. First-quarter 2004 net other income (expense) of $0.5 million consisted of interest expense. The increase in interest expense was due to $155 million of additional indebtedness incurred in connection with the Winnetts and Seven Worldwide acquisitions. Income tax expense for the first quarter of 2005 was at an effective tax rate of 38.2 percent compared to 37.0 percent in the prior-year first quarter. The higher effective tax rate in 2005 was attributable to increased profits in higher tax jurisdictions as compared to the prior year.

OTHER INFORMATION
Depreciation and amortization expense was $6.2 million for the first quarter of 2005 compared to $2.9 million in the prior-year first quarter. The increase is due to the inclusion of depreciation and amortization expense from Winnetts and Seven Worldwide.

Capital expenditures in the first quarter of 2005 were $3.4 million compared to $1.9 million in the same period of 2004. The higher capital expenditures in the 2005 period were primarily due to completion of the build out of the new Toronto facility as well as capital expenditures at the acquired companies.

MANAGEMENT COMMENTS
President and Chief Executive Officer David A. Schawk commented, "Schawk's strong results for the first quarter of 2005 are attributable to new product introductions and promotions by clients, increased market share from existing clients, continued streamlining of operations resulting in higher productivity and profitability, new client wins, and results from the Winnetts and Seven Worldwide acquisitions. Schawk's vision of delivering world-class service to our clients has never been stronger than it is today. We believe the combination of Schawk, Seven Worldwide and Winnetts into one company will provide tremendous, untapped potential in terms of our people, services and new business opportunities, which will benefit the Company and its shareholders in the future.


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"As we stated last quarter, new regulations regarding consumer product labeling as well as the continuation of "better-for-you" and other consumer and personal appearance product introductions are strong trends we believe will continue through 2005. These trends require new packaging concepts and graphics, which translate into revenue opportunities for Schawk. Schawk is able to meet its clients' needs on the packaging front, as well as provide the speed-to-shelf and supply chain efficiencies demanded by the new product introductions. Additionally, we expect that the increase in retail advertising attributable to Seven Worldwide business in the first quarter of 2005 compared to last year should translate into increased promotional, point-of-sale and advertising related revenues throughout 2005, as these new products are brought to market."

Mr. Schawk continued, "On January 31 of this year, Schawk became the largest brand imaging solutions firm in the world. With two well-timed acquisitions, we took a giant step forward, expanding our service footprint, knowledge base, and global reach. Integration teams have been put into place to integrate people, knowledge, information, assets, and cultures. Seven Worldwide and Winnetts are in the process of being rebranded as Schawk, which will help our clients, suppliers and partners better understand the breadth and scope of the Schawk organization and our "One Company" strategy.

"With continued strength in our markets and the integration of Winnetts and Seven Worldwide well underway, we believe full-year 2005 revenues will be in the range of $625 million to $635 million, and full-year earnings per share will be $1.25 to $1.30 per diluted share. However, this guidance does not include an anticipated restructuring charge later in 2005 of $0.05 to $0.10 per share. We anticipate that most of the restructuring will be initiated by June 30, 2005.


Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, health & beauty, pharmaceutical, home care and consumer products packaging, point of sale, retail and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Winnetts and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the



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Schawk Inc. 2005 First-Quarter Results
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U.S. response to such attacks, as well as other factors detailed in Schawk,
Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its First-Quarter 2005 Earnings Conference Call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and Jim Patterson, senior vice president and chief financial officer. To join the call, please dial 800-257-2182 or 303-275-2170 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available through May 5, 2005, at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering conference ID 11028055, and following the prompts. To access the call on the Internet, go to: http://www.actioncast.acttel.com, event ID 28361, with a replay available for 30 days.

         For more information about Schawk, visit our website at http://www.schawk.com.




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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2005
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               2005                       2004
                                                                          ---------------            ----------------

Net sales                                                                  $  130,751                  $  52,077
Cost of sales                                                                  86,197                     31,310
Selling, general, and administrative expenses                                  33,676                     14,542
                                                                          ---------------            ----------------
Operating income                                                               10,878                      6,225

Other income (expense)
   Interest income                                                                 69                         --
   Interest expense                                                            (1,943)                      (465)
                                                                          ---------------            ----------------
                                                                               (1,874)                      (465)
                                                                          ---------------            ----------------

Income before income taxes                                                      9,004                      5,760

Income tax provision                                                            3,440                      2,133
                                                                          ---------------            ----------------

Net income                                                                   $  5,564                   $  3,627
                                                                          ===============            ================


Earnings per share:
   Basic                                                                    $    0.23                  $    0.17
   Diluted                                                                  $    0.22                  $    0.16

Weighted average number of common and common
   equivalent shares outstanding                                               25,670                     22,366

Dividends per common share                                                    $0.0325                    $0.0325



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                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              MARCH 31,                DECEMBER 31,
                                                                                2005                       2004
                                                                              (UNAUDITED)

                                                                          -----------------          -----------------
ASSETS
Current assets:
    Cash and cash equivalents                                                  $    8,228                   $7,268
   Trade accounts receivable, less allowance for doubtful accounts
     of $5,973 at March 31, 2005 and $1,773 at December 31, 2004                  137,732                    56,332
   Inventories                                                                     30,766                    10,339
   Prepaid expenses and other                                                      14,778                     4,702
   Refundable income taxes                                                            285                     1,832
   Deferred income taxes                                                           16,404                     2,353
                                                                          -----------------          -----------------
Total current assets                                                              208,193                    82,826

Property and equipment, less accumulated depreciation of
   $72,017 at March 31, 2005 and $69,668 at December 31, 2004                      95,517                    46,431
Goodwill                                                                          209,652                    71,720
Intangible assets, net                                                             57,846                    12,754
Other assets                                                                        6,581                     7,032
                                                                          -----------------          -----------------
Total assets                                                                     $577,789                  $220,763
                                                                          =================          =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                     $    27,323                $    8,424
   Accrued expenses                                                                89,975                    26,578
   Income taxes payable                                                            11,042                        --
   Current portion of long-term debt and capital lease obligations                  6,632                     6,683
                                                                          -----------------          -----------------
Total current liabilities                                                         134,972                    41,685

Long-term debt                                                                    181,542                    39,500
Capital lease obligations                                                             270                       464
Other                                                                              20,342                       979
Deferred income taxes                                                              41,494                     6,695

 Stockholders' Equity:
    Common stock                                                                      223                       191
   Additional paid-in capital                                                     163,614                    92,350
   Retained earnings                                                               66,059                    61,330
   Accumulated comprehensive income                                                 2,081                     2,442
                                                                          -----------------          -----------------
                                                                                  231,977                   156,313
   Treasury stock, at cost                                                        (32,808)                  (24,873)
                                                                          -----------------          -----------------
Total stockholders' equity                                                        199,169                   131,440
                                                                          -----------------          -----------------
Total liabilities and stockholders' equity                                       $577,789                  $220,763
                                                                          =================          =================


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